EXHIBIT 99.1

Urstadt Biddle Properties Inc. Splits CEO/Chairman Positions, Promotes Willing L. Biddle to CEO
Company Release - 6/6/2013 16:38
GREENWICH, Conn. — (BUSINESS WIRE) —Urstadt Biddle Properties Inc. ("UBP") (NYSE: UBA & UBP) today announced that it will separate the roles of Chairman of the Board of Directors and Chief Executive Officer, effective July 1, 2013.  The Board of Directors approved the separation of the roles at a regularly scheduled Board meeting held on June 6, 2013.
Charles J. Urstadt, UBP's long-standing Chief Executive Officer, will continue to serve as Chairman of the Board of Directors of UBP and as an employee and executive officer of the company.  The Board of Directors has promoted Willing L. Biddle, UBP's current President and Chief Operating Officer and a director, to the position of Chief Executive Officer of the company, effective July 1, 2013.  Mr. Biddle also will continue to serve as UBP's President and Chief Operating Officer and as a director.
Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust, which owns or has equity interests in 66 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1969, it provides investors with a means of participating in ownership of income-producing properties.  It has paid 174 consecutive quarters of uninterrupted dividends to its shareholders since its inception and raised its dividends to its shareholders for the last 19 years.
For additional information, please contact Willing L. Biddle, COO, or John Hayes, CFO, Urstadt Biddle Properties Inc. at 203-863-8200.  Follow us on Twitter at https://twitter.com/UrstadtBiddle.
This press release contains statements that constitute "forward-looking statements."  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Urstadt Biddle Properties Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.  Urstadt Biddle Properties Inc. undertakes no obligation to update these statements for revisions or changes after the date of this release.
Source: Urstadt Biddle Properties Inc.